THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE AND WILL BE OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THESE LAWS BY VIRTUE OF THE COMPANY'S INTENDED COMPLIANCE WITH SECTIONS 3(B) AND 4(2) OF THE SECURITIES ACT OF 1933, THE PROVISIONS OF REGULATION D UNDER SUCH ACT, AND SIMILAR EXEMPTIONS UNDER STATE LAWS. THE
SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY REGULATORY AUTHORITY. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

                             CONTRIBUTION AGREEMENT

         This CONTRIBUTION AGREEMENT (the "Agreement") is dated as of January 22, 2001, by and between Nex2, LLC, a limited liability company organized under the laws of the State of Utah (the "Company"), and Sensar Corporation, a Nevada Corporation ("Purchaser"). The Company and Purchaser are hereinafter sometimes referred collectively to as the "Parties."

                                    RECITALS

         The Company was organized in 1999 to provide electronic access to computer based medical information, including prescription profiles and other patient specific information for use by the insurance industry. The Company requires additional capital in order to carry out its interim business plan, pay ongoing organizational and operational expenses and carry out its long-term business strategies to acquire additional financing to expand the Company's business opportunities. The Purchaser desires to make such capital available to the Company upon the terms and conditions set forth below in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                                    ARTICLE I
  Purchaser Subscription and Right to Purchase Voting Units and Investor Units

         1.1 Subscription and Right to Purchase Common Stock. Subject to the terms and conditions of this Agreement, Purchaser hereby subscribes for and agrees to purchase, and the Company hereby grants to Purchaser the right to purchase, Two Hundred Forty-Nine Thousand Seven Hundred (249,700) Investor Units of the Company and Three Hundred (300) Voting Units of the Company (collectively the "Units").

         1.2 Consideration. As consideration for the issuance of the Units, and the right to receive additional Units upon the terms provided in section 1.4, below, Purchaser hereby agrees to pay to the Company a purchase price of Three and 00/100 dollars per Unit ($3.00/Unit) for an aggregate purchase price of Seven Hundred Fifty Thousand Dollars and No/100 Dollars ($750,000.00) (the "Contribution").

         1.3 Closing; Issuance of the Units. Upon execution of this Agreement, Purchaser shall pay the Contribution, in cash, cash equivalents or immediately available funds, to the Company and the Company shall issue and deliver to Purchaser certificate(s) representing Two Hundred Forty-Nine Thousand Seven Hundred (249,700) Investor Units of the Company and Three Hundred (300) Voting Units of the Company the date on which the Closing actually takes place or, if more than one day is required to complete the Closing, the date on which the Closing is actually accomplished, is herein referred to and designated as the "Closing Date."

         1.4 Most Favored Investor Status. If the Company issues Units to any person or entity other than to the Company's employees (in the form of options, outright Units, or otherwise) on terms that are more favorable than the terms provided for herein, including, without limitation, any anti-dilution rights (the "More Favorable Terms,") then the parties agree to revise the terms of this Agreement so that the terms of the issuance of Units herein shall be as nearly equivalent to the More Favorable Terms as is practicable. In the event the More Favorable Terms include a purchase price of less than Three and 00/100 dollars per Unit ($3.00/Unit) (the "Reduced Price") the Company shall issue to the Purchaser an additional number of Investor Units and Voting Units equal to the difference between the number of Investor Units and Voting Units that could have been purchased at the Reduced Price for Seven Hundred Fifty Thousand and 00/100 dollars ($750,000.00) and the number of Units issued pursuant to section 1.1, above. The Investor Units and Voting Units shall be issued in the same ratio as the issuance of such Units under section 1.1, above. If the Company has not closed on an equity investment in the Company from Merk Capital, Swiss Re, or any other equity investor investing at least Two Million dollars ($2,000,000.00) in the Company (a "Major Investor") prior to March 31, 2001, the Company shall issue to the Purchaser an additional One Hundred Twenty Four Thousand Eight Hundred Fifty (124,850) Investor Units and One Hundred Fifty (150) Voting Units of the Company in order to reduce the effective purchase price of the Units to Two dollars per Unit ($2.00/Unit). Upon the date which is the earlier of (1) March 30, 2001 or (2) the date after the day on which the Company closes on an equity investment in the Company from a Major Investor (the "Term"), the Purchaser's right to revise the terms of this agreement to account for More Favorable Terms shall cease. In the event the company issues Units to the Company's current or potential data suppliers (the "Pharmaceutical Benefits Managers" or "PBMs") during the Term for exclusive use of their data, the issuance of Units to such PBMs shall be deemed to be terms no more favorable than the terms of this Agreement. Additionally, in the event the Company enters into agreements with investors or potential investors to jointly develop software to be used in conjunction with the Company's product during the Term, the Units issued in exchange for such development agreements shall be deemed to be no more favorable than the terms of this Agreement. The Company makes no assurances that any Units will be issued for exclusive arrangements with PBMs or that any jointly developed software agreements will materialize.

         1.5 Registration Rights. The Purchaser shall receive registration rights equivalent to other Members of Nex2, in the event of any form of public offering.


                                   ARTICLE II
                    Conditions to Performance of Obligations

         2.1 Company's Obligations. The obligations of the Company under this Agreement are subject to the following conditions:

                  (A) Satisfaction (or waiver by the Company) that the representations and warranties of Purchaser made in this Agreement shall be true and correct as of the date performance is required, and Purchaser shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of issuance of any of the Units.

                  (B) Execution by the Purchaser of a counterpart signature page to the Company's Amended and Restated Operating Agreement, dated January 11, 2000, as amended, obligating the Purchaser to be bound by the terms of such agreement.

         2.2 Purchaser's  Obligations.  The obligations of Purchaser pursuant to
Article I hereof are subject to the following conditions:

                  (A) Satisfaction (or waiver by the Purchaser) that the representations and warranties of the Company and Purchaser made in this Agreement shall be true and correct as of the date performance by Purchaser is required, and the Company shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by it at the time of any issuance of the Units.

         2.3 Additional Conditions. The obligations of the Parties hereunder are subject to the satisfaction (or waiver) of the condition that no injunction or order of any court or administrative agency of competent jurisdiction shall be in effect, and no statute, rule or regulation of any governmental authority of competent jurisdiction shall have been promulgated or enacted, which restrains or prohibits the issuance of the Units, or which would have a material adverse effect on the issuance of the Units.

                                   ARTICLE III
                   Representations and Warranties of Purchaser

         Purchaser represents and warrants as follows:

         3.1 Purchase for Own Account. The Units to be acquired by Purchaser are being purchased for investment for Purchaser's account and not with a view to distribution or resale. No other person has an interest in the Units.

         3.2 Investor Status. The Purchaser is an "accredited investor" as defined in Rule 501 promulgated under the Securities Act of 1933, as amended, because the Purchaser is a corporation not formed for the specific purpose of acquiring the Units and with total assets in excess of $5,000,000.

         3.3 Knowledge and Experience Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company and is able to bear the economic risks of an investment in the Units for an indefinite period of time.

         3.4 Receipt of Information. Purchaser has met with officers and managers of the Company, has had an opportunity to ask questions and receive answers concerning the Company and the terms and conditions of an investment in the Company, and has received all information that Purchaser believes is necessary or desirable in connection with an investment in the Company. Purchaser has been solely responsible for its own due diligence investigation of the Company and for its own analysis of the merits and risks of an investment in the Units, including, without limitation, the tax consequences to Purchaser of an investment in the Units.

         3.5  Financial  Statements.   Purchaser  has  received  copies  of  the
Company's most recent financial statements.

         3.6 Articles of Amendment. Purchaser has received a copy of the Amended Articles of Organization dated January 11, 2000 and the Amended and Restated Operating Agreement of the Company dated effective as of January 11, 2000 (the "articles" and Operating Agreement, respectively).

         3.7 Written Consents and Material Agreements. Purchaser has received and reviewed the Written Consent of the Board of Managers and the agreements which the Company has entered into that are included in Exhibit "A," attached hereto.

         3.8 Authority. The Board of Directors of the Purchaser has authorized the officers of the Purchaser to enter into the transaction contemplated herein.

         3.9 No Inconsistent Representations or Warranties. This Agreement contains all the terms of this offering and supersedes any inconsistent or additional terms in any other document. No officer or manager of the Company has made any representations or warranties that are inconsistent with the statements in this Agreement.

         3.10 No Representation by Broker or Sales Agent. The Purchaser has not engaged a broker or sales agent in connection with this transaction, and agrees to hold harmless and indemnify the Company from any brokerage or similar fee.

                                   ARTICLE IV
                    Representations and Warranties of Company

         Company represents and warrants as follows:

         4.1 Authority. The execution, delivery and performance of this Contribution Agreement by the Company will have been duly approved by the Board of Managers of the Company and all other actions required to authorize and effect the offer and sale of the Units will have been duly taken and approved.

         4.2 Organization. The Company is a limited liability company duly organized, existing and in good standing under the laws of the State of Utah and has the authority to conduct the business which it conducts and proposes to conduct.

         4.3 Issuance of Units. The Units have been duly and validly authorized are validly issued and outstanding.

         4.4 Licenses/Permits. To the extent necessary, the Company has obtained, or is in the process of obtaining, all licenses, permits and other governmental authorizations necessary to the conduct of its business; such licenses, permits and other governmental authorizations obtained are in full force and effect; and the Company is in all material respects complying therewith.

         4.5 Pending Legal Action. The Company knows of no pending or threatened legal or governmental proceedings, to which the Company is a party, which could materially adversely affect the business, property, financial condition or operations of the Company.

         4.6 No Violation/Default. The Company is not in violation of, or default under, nor will the execution and delivery of this Contribution Agreement, the issuance of the Units, and the incurrence of the obligations herein and therein set forth and the consummation of the transactions herein or therein contemplated, result in a violation of, or constitute a default under, the Articles of Organization or Operating Agreement, in the performance or observance of any material obligations, agreement, covenant or condition contained in any bond, debenture, note or other evidence of indebtedness or in any material contract, indenture, mortgage, loan agreement, lease, joint venture or other agreement or instrument, to which the Company is a party or by which it or any of its properties may be bound, or in violation of any material order, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign.

         4.7 No Representation by Broker or Sales Agent. The Company has not engaged a broker or sales agent in connection with this transaction, and agrees to hold harmless and indemnify the Purchaser from any brokerage or similar fee.

                                    ARTICLE V
                                 Acknowledgments

         Purchaser understands and acknowledges that:

         5.1 Determination of Purchase Price; Tax Treatment. The purchase price for the Units has been arbitrarily determined in a manner consented to by Purchaser, and such purchase price is not based on any formal valuation of the Company or any advice or information received by Purchaser from the accounting or legal advisors to the Company. Purchaser will be solely responsible for any tax treatment accorded to the purchase price paid for the Units, as it affects the Purchaser.

         5.2 Restricted Securities. The Units have not been registered or qualified under any federal or state securities laws in reliance upon exemptions from the registration requirements of such laws, and the Units may not be transferred by Purchaser except in compliance with the registration requirements of such laws or pursuant to available exemptions from registration. The offer and sale of the Units have not been approved or disapproved by the United States Securities and Exchange Commission or any state regulatory authority, and any representation to the contrary is unlawful.

         5.3 Unit Transfer Restriction Agreement. The Units will be subject to the terms and conditions of the Amended and Restated Operating Agreement of the Company dated January 11, 2000, attached hereto as Exhibit A Tab 1, as amended, which Purchaser has carefully reviewed and agrees to sign, and by which Purchaser agrees to be bound by its terms.

         5.4 Unit Certificate Legends. The certificates for the Units will include substantially the following legends:

                  "THE UNITS REPRESENTED BY THIS CERTIFICATE WERE OFFERED AND SOLD TO THE HOLDER WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE
                  SECURITIES LAWS. THE UNITS MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS, OR IN ACCORDANCE WITH AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED."

                  "THE UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AS SET FORTH IN THE OPERATING AGREEMENT OF THE COMPANY, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY."

         5.5 Capitalization. Under the Articles, the Company is authorized to issue 100,000 Voting Units and 100,000,000 Investor Units. Immediately prior to the issuance of the Units, Sixteen Thousand Two Hundred Ninety-One (16,291) of the Voting Units of the Company and Thirteen Million One Hundred Ninety-One Thousand Seven Hundred Forty-Eight (13,191,748) of the authorized Investor Units of the Company were outstanding.

                                   ARTICLE VI
                                  Risk Factors

         This offering involves a high degree of risk. Purchaser has reviewed and considered carefully the following risk factors before deciding to purchase the Units.

         6.1 Limited Operating History. The Company was formed in 1999 and has a limited operating history. The Company's prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development.

         6.2 Dependence on Key Personnel. The success of the Company's business will depend to a large extent on the abilities and continued participation of certain key employees. The loss of key employees could have a material adverse effect on the Company's business. As the Company grows, it will be required to retain the services of additional experienced personnel. Competition for such personnel is intense, and there is no assurance that they will be available when required or that the Company will have the ability to attract or retain such personnel.

         6.3 Distribution Policy. The Company does not intend to pay any cash or other distributions in the foreseeable future.

         6.4 No Assurance of Profitability. The Company believes that its growth and anticipated profitability will depend in large part on its ability to implement its plan for contracting with pharmacy benefit managers and marketing its prescription profile product to the insurance industry. In view of the rapidly evolving nature of the Company's business and its limited operating history, there can be no assurance that the Company will become profitable or be able to sustain profitability.

         6.5 Need for Additional Funds. The Company will require additional funds to pursue its long-term goals. The Company has no commitments with respect to any such financing arrangements. There is no assurance that the Company will be successful in financing its contemplated operations. In addition, any further financing obtained by the Company may be on terms disadvantageous to existing Members, including the Purchaser.

         6.6 Intense Competition. Technology-based business operations are rapidly evolving and intensely competitive, and the Company expects competition to intensify further in the future. The Company potentially will compete with a number of other companies. Competitive pressures created by any one of these companies, or by the Company's competitors collectively, could have a material adverse effect on the Company's business, results of operations and financial condition.

         6.7 Risks Inherent in Technology Business. The Company cannot rely proprietary technology to prevent competitive encroachment. The Company will rely on its "speed-to-market" advantage to create barriers to entry. However, delays in obtaining sufficient funding may cause the Company to miss the current window of opportunity and lose its advantage.

         6.8 Governmental Regulation and Legal Uncertainties. In addition to laws and regulations applicable to businesses generally, the Company is subject to federal, state or local law and regulation applicable to its ongoing business, specifically, law and regulation governing the privacy of personal health information. It is possible that additional, possibly more restrictive, laws and regulations may be adopted with respect to the type of business engaged in by the Company. The nature of such legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, could subject the Company and/or its customers to business restrictions, potential liability or increased costs, which in turn could have an adverse effect on the Company's business, results of operations and financial condition.

         6.9 Control by Principal Members. Upon issuance of the Units, a signification proportion of the Company's total Investor Units and Voting Units will be owned or controlled by six founding Members. As a result, such Members, acting in concert will have the ability to control many of the matters submitted to Members of the Company for approval.

         6.10 Unit Price. The price of the Units to be sold in this offering has been determined solely by the Company in negotiation with Purchaser. The current offering price does not bear any direct relationship to the Company's earnings, book value, assets, revenue or other typical measure of financial performance or value. Because the Company has a limited operating history and no market exists for the Units, potential future offering prices of the Units should be considered highly uncertain.

                                   ARTICLE VII
                                 Indemnification

         The Purchaser and Company agree to indemnify and hold harmless the other party and its managers, officers, agents, employees, representatives, affiliates and controlling persons harmless from and against any and all loss, damage or liability (including reasonable attorneys' fees and disbursements in connection with any investigation, enforcement action, trial or appeal) due to or arising out of any untruth, inaccuracy, or breach of any representation, warranty or covenant of Purchaser or Company, as the case may be, in this Agreement.

                                  ARTICLE VIII
                                   Termination

         8.1 Termination. Notwithstanding anything to the contrary herein, this Agreement may be terminated only by mutual written consent of the Parties.

         8.2 Notice.  In the event of  termination  by a Party  pursuant to this
Article  VIII,  written  notice  thereof  shall  forthwith be given to the other
Party.

         8.3 Effect. If this Agreement is terminated and the transaction is abandoned as described in this Article VIII, this Agreement shall become void and of no further force and effect as to any obligations of the parties from and after such date.

                                   ARTICLE IX
                                  Miscellaneous

         9.1 Assignment. This Agreement shall be binding on and inure to the benefit of the successors and assigns of the Parties.

         9.2 Notices. All notices, including, without limitation, a notice of exercise of the options, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given five (5) days after dispatch by certified or registered first-class mail, postage prepaid, from any post office addressed to the address previously provided by each Party to the other.

         9.3 Waiver and Delay. No waiver by a Party of any breach or default in performance by the other Party and no failure, refusal or neglect of a Party to exercise any right, power or option given to it hereunder or to insist upon strict compliance with or performance of the obligations of the other Party under this Agreement, shall constitute a waiver of the provisions of this Agreement with respect to any subsequent breach thereof or a waiver by a Party of its right at any time thereafter to require exact and strict compliance with the provisions thereof.

         9.4      Governing Law and Dispute Resolution.
                  ------------------------------------

                  (A) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, applicable to contracts made and to be wholly performed within such State, without regard to the conflicts of law principles of such state.

                  (B) Good Faith Negotiations. Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement including, without limitation, the interpretation hereof and any breach, termination or invalidity hereof, shall be settled exclusively and finally (i) through good faith negotiation of the Parties for a period not in excess of thirty (30) days and (ii) in the event such negotiations do not yield a settlement within such 30-day period, by arbitration (irrespective of the magnitude thereof, the amount in controversy or whether such matter would otherwise be considered justiciable or ripe by a court or arbitral tribunal).

                  (C) Arbitration Rules. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Arbitration Rules"), except as those rules conflict with the provisions of this Section 9.4, in which event the provisions of this Section
9.4 shall control.

                  (D) Arbitrators.  The arbitral tribunal shall consist of three
(3) arbitrators chosen in accordance with the Arbitration Rules. The arbitration shall be conducted in Salt Lake County, Utah or such other location as shall be agreed to by the Parties. Any submission of a matter for arbitration shall include joint written instructions of the Parties requiring the arbitral tribunal to render a decision resolving the matters submitted within sixty (60) days following the submission thereof.

                  (E) Decision or Award. Any decision or award of the arbitral tribunal shall be final and binding upon the Parties to the arbitration proceeding. The Parties agree that the arbitral award may be enforced against the Parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof. The Parties further agree that the arbitral tribunal shall have no power or authority to award punitive or exemplary damages.

                  (F) Costs and Expenses. All out-of-pocket costs and expenses incurred by either Party in connection with the resolution of any disagreement, dispute, controversy or claim pursuant to this Section 9.4, including, but not limited to, reasonable attorney's fees and disbursements, shall be borne by the Party incurring the same; provided, however, that the arbitral tribunal shall have the discretion to declare either Party to the arbitration proceeding as a "prevailing party" with respect to one or more of the issues that were the subject of the arbitration and to require the other Party to the arbitration to reimburse such "prevailing party" for some or all of its costs and expenses incurred in connection with such proceeding.

         9.5  Integrated  Contract.   This  Agreement   constitutes  the  entire
agreement between the Parties relating to the subject matter hereof and supersedes all prior or contemporaneous negotiations, representations, agreements and understandings (both oral and written) of the Parties.

         9.6 Modifications and Amendments. No supplement, modification or amendment of this Agreement shall be binding unless it is in writing and executed by all of the Parties.

         9.7 Counterpart Signatures. This Agreement may be executed by counterpart signature and/or via facsimile transmission. The parties agree that a signature on a facsimile transmission will be binding upon all parties hereto as though such signature had been executed and delivered in person.

                        This Page Ends Here Intentionally

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the day and the year first above written.

Sensar Corporation, a Nevada                        NEX2, LLC
Corporation

By:  /s/ Steven P. Strasser            By:  /s/ David J. Jordan
     ----------------------                 -------------------
         Steven P. Strasser                     David J. Jordan
         Its:  CEO                              Its:  CEO





By:  /s/ Mickey Hale                   By:  /s/ David J. Grant
     ---------------                        ------------------
         Mickey Hale                            David J. Grant
         Its:  Secretary                        Its:  Chairman of the Board
                                                      of Managers